Exhibit 99.1

Seven Oaks Acquisition Corp. Receives Anticipated Notice from Nasdaq Regarding Late Filing of Quarterly Report on Form 10-Q

New York, New York, June 4, 2021 – Seven Oaks Acquisition Corp. (NASDAQ: SVOK) (the “Company”) received written notification from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) on May 28, 2021 that, because the Company had not yet filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “10-Q”) with the Securities and Exchange Commission (“SEC”), the Company was not in compliance with Nasdaq’s continued listing requirements under Nasdaq Listing Rule 5250(c)(1). The Notice stated that the Company has sixty days from the date of the Notice, or until July 26, 2021, to submit a plan to regain compliance but that no plan would be needed if the Company submitted its 10-Q before the plan’s due date. On June 3, 2021, the Company filed the 10-Q and notified Nasdaq of the filing.

As previously disclosed in the Company’s Current Report on Form 8-K filed on May 21, 2021 regarding non-reliance on the previously filed financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, on April 12, 2021, the staff of the SEC issued a statement pertaining to Special Purpose Acquisition Companies (“SPACs”) entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”). In the SEC Statement, the SEC staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. As a result of the SEC Statement, the Company concluded that its public warrants and the private placement warrants issued in connection with the Company’s initial public offering on December 22, 2020 should be classified as liabilities. On June 3, 2021, the Company filed an amendment to its Annual Report on Form 10-K and its 10-Q, each giving effect to the warrant liability treatment.

About Seven Oaks Acquisition Corp.

Seven Oaks Acquisition Corp. is a special purpose acquisition company formed for the purpose of entering into a business combination with one or more businesses. While the Company may pursue a business combination in any industry, the Company intends to focus its search on companies with strong Environmental, Social and Governance practices or the ability to materially improve such practices.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for its initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.